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                                                                   EXHIBIT 99.18

             MULTIPLE CLASS PLAN FOR KEYSTONE STRATEGIC INCOME FUND

Keystone Strategic Income Fund (the "Fund") currently offers four classes of shares with the following class provisions and current offering and exchange characteristics. Additional classes of shares (such classes being shares having characteristics referred to in Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act")), when created, may have characteristics that differ from those described.

I.       CLASSES

         A.       Class A Shares

                  1. Class A Shares have a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 Distribution Plan") and/or a shareholder services plan. The plans provide for annual payments of distribution and/or shareholder services fees that are based on a percentage of average daily net assets of Class A shares, as described in the Fund's current prospectus.

                  2. Class A Shares are offered with a front-end sales load, except that purchases of Class A Shares made under certain circumstances are not subject to the front-end load or may be subject to a contingent deferred sales charge ("CDSC"), as described in the Fund's current prospectus.

                  3. Shareholders may exchange Class A Shares of the Fund for Class A Shares of any other fund described in the Fund's prospectus.

         B.       Class B Shares

                  1. Class B Shares have adopted a 12b-1 Distribution Plan and/or a shareholder services plan. The plans provide for annual payments of distribution and/or shareholder services fees that are based on a percentage of average daily net assets of Class B shares, as described in the Fund's current prospectus.

                  2. Class B Shares are offered at net asset value without a front-end sales load, but may be subject to a CDSC as described in the Fund's current prospectus.

                  3. Class B Shares automatically convert to Class A Shares without a sales load or exchange fee after designated periods.

                  4. Shareholders may exchange Class B Shares of the Fund for Class B Shares of any other fund described in the Fund's prospectus.

         C.       Class C Shares

                  1. Class C Shares have adopted a 12b-1 Distribution Plan and/or a shareholder services plan. The plans provide for annual payments of distribution and/or shareholder services fees that are based on a percentage of average daily net assets of Class C shares, as described in the Fund's current prospectus.

                  2. Class C Shares are offered at net asset value without a front-end sales load, but may be subject to a CDSC as described in the Fund's current prospectus.

                  3. Shareholders may exchange Class C Shares of the Fund for Class C Shares of any other fund described in the Fund's prospectus.

         D.       Class Y Shares

                  1. Class Y Shares have no distribution or shareholder services plans.

                  2. Class Y Shares are offered at net asset value without a front-end sales load or CDSC.

                  3. Shareholders may exchange Class Y Shares of the Fund for Class Y Shares of any other fund described in the Fund's prospectus.

II.      CLASS EXPENSES

         Each class bears the expenses of its 12b-1 Distribution Plan and/or shareholder services plan. There currently are no other class specific expenses.

III.     EXPENSE ALLOCATION METHOD

         All income, realized and unrealized capital gains and losses and expenses not assigned to a class will be allocated to each class based on the relative net asset value of each class.

IV.      VOTING RIGHTS

         A. Each class will have exclusive voting rights on any matter submitted to its shareholders that relates solely to its class arrangement.

         B. Each class will have separate voting rights on any matter submitted to shareholders where the interests of one class differ from the interests of any other class.

         C. In all other respects, each class has the same rights and obligations as each other class.

V.       EXPENSE WAIVERS OR REIMBURSEMENTS

         Any expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.